Exhibit 99.1

North American Crane Bureau Adds New Contracts with Petrochemical & Energy Companies Westlake Petrochemical and Dominion Energy

ALTAMONTE SPRINGS, Fla., Aug. 4, 2021 /PRNewswire/ - North American Crane Bureau Group (NACB), a subsidiary of ProBility Media Corp, (OTCPK: PBYA), an education company building the first full-service training and career advancement brand for the skilled trades, has initiated its multi-phase contract with Dominion Energy (NYSE: D) and Westlake Petrochemical (NYSE: WLK).

The Westlake Petrochemical programs will begin in August and consist of multiple crane operator training programs. This specialized training will reinforce the participants knowledge and prepare their mobile crane operators for NCCER (National Center for Construction Education and Research) certification testing to meet OSHA’s 1926.1427 crane operator certification requirement. The Dominion contract includes multiple rigging programs at their Columbia, South Carolina facility. Dominion’s chosen programs include multiple levels of rigging to prepare for NCCER basic, intermediate and advanced rigger certifications.

“We have a long-standing relationship with Petrochemical and Energy companies throughout our 35-year history.” stated Dana Jackson, Senior Vice President of Sales and Marketing at NACB. “Our trainers have extensive experience in our lift industry specific to the energy industry, petrochemical facilities, offshore platforms and wherever lift equipment is located.”

About North American Crane Bureau Group

NACB, a subsidiary of ProBility Media Corp., conducts over 400 safety programs each year all over the world. With training facilities located in Central Florida, Cincinnati, OH and Southeast Texas, customers can receive hands-on crane operator training at these locations. NACB has also published award winning courses in safety, rigging and crane operations. NACB holds a federal accreditation under 29CFR part 1919, Cal/OSHA accreditation under Title 8, and is recognized by several state entities as being qualified to conduct lift equipment inspection / certification and / or operator training / certification. In 1996 NACB partnered with NCCER to facilitate the development of its first mobile crane operator training series. Today NACB offers NCCER, ANSI Accredited Certifications for its crane, rigging and signal person certifications as well as a host of NACB Certifications, Authorizations and Qualifications. For more information, visit http://www.CraneSafe.com.

About ProBility Media Corp.

ProBility Media Corp. is an industrial education and training technology company headquartered in Coconut Creek, Florida, offering education online and in person programs including training in a variety of vocational industries. ProBility is executing a disruptive strategy of defragmenting the education and training marketplace by offering high quality training courses and materials to prepare the workforce for excellence. ProBility services customers from the individual to the small business to the enterprise level corporation. For more information, visit http://www.ProBilityMedia.com.

Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements, except as required by federal securities laws.

SOURCE Probility Media Corp.

Related Links

http://www.ProBilityMedia.com